GLATFELTER

4 April 2023

Mr. Boris Illetschko
Sonnenrosengasse 11
2345 Brunn am Gebirge, Austria

Dear Boris –

I am pleased to share the below offer of employment for joining Glatfelter (the "Company") as Senior Vice President, Chief Operating Officer. In this role, you will serve as a Section 16 executive officer, subject to your appointment by the Nominating & Corporate Governance Committee of Glatfelter's Board. This offer is contingent upon the successful completion of an employment background check. In addition, I acknowledge that your official employment start date is currently established for 1 October 2023, however, this date is subject to change based on the satisfactory completion of your current employer's required notice period which will finish no later than 1 October 2023. In the event you are able to arrange for a shorter notice period, we would be very pleased to have you join the Company as soon as feasible.

Place of Employment

Given your personal preference to remain residing in Austria for approximately 18 to 24 months from the start of your employment with Glatfelter, we will assess the most conducive country of employment for us to align your employment agreement, based on our mutual goal to maximize the Company's taxation in accordance with local country legislation. In addition, we commit to provide tax equalization assistance to you for the period of time you remain residing in Austria depending upon the country of employment (see below for additional details). We will plan to begin the assessment to determine the best fit country of employment as soon as administratively feasible following the Company's public disclosure of your employment.

Annual Compensation

Upon the official start of your employment, the below compensation and additional provisions will comprise your Employment Agreement in principle (the "Employment Offer").

Compensation Element	Annual Value
Base Salary	425,000€
Short Term Incentive Target (65%)	276,250€
Long Term Incentive Target	450,000€
Total Direct Compensation at Target	1,151,250€

Important notes regarding the compensation elements:

- All values above are currently denominated in Euros. In the event your country of employment shifts to a country with a currency other than Euros, we will adjust your compensation to be commensurate with the compensation in effect at the time your country of employment changes. We will also develop a method for offsetting annually, the impacts of foreign exchange rates for the period of time you reside in Austria and your country of employment differs.
- The short-term incentive plan currently has a maximum payout opportunity of 200% and a minimum of 0% payout based on Company performance. Both the short- and long-term incentive plans are subject to Board approval at the start of each plan year and may change based on the needs of the business.

Additional Provisions

In addition to your annual compensation, you will receive the following executive-level benefits:

- An annual LTI grant upon hire with an award value of 450,000€. This equity award will be consistent with the annual grant award design for 2023. Your award shares for this grant will use a $5 (USD) stock price for determining the time-based restricted stock units (weighted 40%) and the performance-based restricted stock units (weighted 60%). The Company performance for earning the performance restricted stock units will be determined at the end of the three-year performance period that will conclude on 31 December 2025 and will be tied to achievement of EBITDA (weighted 50%), Senior Secured Net Leverage (weighted 25%), and a Relative Shareholder Return ("TSR") metric (weighted 25%). It is important to note that the shares awarded to you that are tied to the TSR metric will be determined using a $6.50 (USD) Monte Carlo value to align with peer comparisons and potential fluctuations in the equity markets.
- As a senior executive, you will be required to follow the Company's share ownership guidelines, where over time, you will need to own Company stock that is equivalent to 3 times your annualized base salary. The value of required ownership is adjusted annually for salary increases and the number of shares needed to be owned will be affected by changes in the stock price. Restricted stock / units and earned performance shares / units count towards satisfying the ownership guidelines. Until you attain the level of share ownership, you must retain 50% of net profit shares realized at the time of vesting. Currently, the Board does not require any Section 16 executive officer to purchase Glatfelter stock to satisfy individual stock holding requirements. In addition, you will be required to follow the Company's Insider Trading and Hedging and Pledging Policies.
- Use of a leased company car or car allowance generally consistent with the vehicle benefit you currently receive
- Change-in-Control Agreement if you are terminated involuntarily without cause or for good reason, for up to a period of two years following a CIC. Severance would be comprised of a 2x multiple of your annual base salary plus target bonus, no excise tax gross-up, and accelerated equity vesting in the event of an involuntary termination without cause or a termination for good reason.

- Executive Severance without a Change in Control and in the case of an involuntary termination without cause, would consist of 12 months base salary plus target bonus, plus a pro-rata bonus dependent on Company performance in the year of termination. In the unlikely event the role of Senior Vice President, Chief Operating Officer would cease to exist prior to your official employment start date during the period that you are serving your notice period with your current employer, the Company would provide a one-time gross lump sum payment equal to 12 months base salary and target bonus. This payment would only be paid based on the Company taking action to cancel the Employment Offer prior to the start of your employment and would not be paid if you voluntarily determined to cancel the acceptance of this Employment Offer at any time prior to your employment start date.
- During the period of time when you reside in Austria, and assuming your country of employment is different than Austria, the Company will neutralize the impacts from higher taxation, social insurance, and reasonably valued housing as mutually determined by you and the Company. In addition, the Company will offset the impacts of any business travel expense personally absorbed by you when traveling to and from Austria for the period of time you reside in Austria. The business travel expenses will be subject to the Company's travel policy in effect at the time the expenses are incurred.
- A one-time lump sum payment to offset the loss of any earned 2023 short-term incentive payment that would otherwise be paid by your existing employer for the period of time you were actively employed by them throughout 2023. Payment will be dependent on you providing the appropriate documentation in support of this payment and will be paid as soon as administratively feasible following your employment start date.
- Given your role as a Section 16 executive officer, the Company will provide an Indemnification Policy using the Company's policy and provisions in effect at the time of your employment. The policy is subject to change from time to time.
- The Company maintains a Clawback policy that was adopted by the Board. Under this policy, the Compensation Committee of the Board has the authority to recover or "claw back" incentive compensation when the basis for recouping performance-based compensation is triggered by a material financial restatement. The Compensation Committee may recoup performance-based compensation, including cash and equity incentive awards, that are paid within three years prior to a restatement in excess of the amount the executive would have otherwise received without the material noncompliance.

Execution of this Employment Offer

Upon your review of the Employment Offer, please feel free to contact me at (717)309-6243 at any time to discuss questions you may have. My goal is to complete the execution of this document by no later than 5 April 2023. Please note that the terms of this Employment Offer are subject to you not disclosing the Company, or any references to the Company, until we authorize you to communicate such employment, pending our required public notifications.

Boris, I look forward to your feedback and more importantly, having you join our team!

Eileen

Copy to Mr. Thomas Fahnemann, President & CEO, Glatfelter

Mr. Boris Illetschko

Dated: 4 April 2023

Eileen L. Beck

Senior VP, Global HR & Administration

Glatfelter

Dated: 4 April 2023